EXHIBIT 99.1

                       POORE BROTHERS FIRE DAMAGE UPDATE:
                    GOODYEAR PLANT RESUMES PARTIAL PRODUCTION

     January 9, 2001 - Poore Brothers, Inc. (Nasdaq: SNAK) today provided an update regarding previously announced damage sustained at its Goodyear, Arizona production facility as the result of a fire that occurred on October 28, 2000.

     The Company reported that its Goodyear production facility has resumed full production of private label potato chips and as previously communicated expects to resume full production of kettle-cooked potato chips later in the first quarter of 2001. The Company also announced that it has completed repairs to the damaged roof area and is now focused on completing repairs to damaged equipment utilities that support its kettle-cooked potato chip production line. There was no major damage to processing equipment or any other area of the plant, including the packaging and warehouse areas.

     Third  party   manufacturers   continue  to  provide  Poore  Brothers  with
production volume sufficient to satisfy nearly all customer needs, though the Company did significantly reduce promotional activity in the fourth quarter to ensure product supply to customers. As previously communicated, the Company believes that its property and business interruption insurance and its aggressive actions taken to ensure product supply should mitigate the potential adverse impact from the fire on fourth quarter 2000 and first quarter 2001 operating results.

     Mr. Eric J. Kufel, President and CEO, stated, "We are extremely pleased to have resumed full production of private label potato chips and are working aggressively to complete repairs to kettle-cooked potato chip equipment utilities to resume full plant production as expeditiously as possible. The Company's ability to effectively manage this short-term crisis reflects the quality and commitment of our associates, who remain dedicated and passionate about achieving our long-term goal of $100 million in revenue," continued Mr. Kufel.

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     Poore Brothers is a rapidly growing manufacturer,  marketer and distributor
of  "intensely  different"  salted  snacks  based  in  Goodyear,   Arizona  with
manufacturing facilities in Goodyear, Arizona and Bluffton, Indiana. The Company's primary emphasis is manufacturing T.G.I. Friday's(TM) brand snack chips, Poore Brothers(R) brand potato chips, Bob's Texas Style(R) brand potato chips, Boulder Potato Company(TM) brand potato chips, Tato Skins(R) brand potato snacks, and Pizzarias(R) brand pizza chips. The Company also manufactures private label potato chips for major retailers in Arizona and California and operates a direct store delivery distribution business in Arizona and a snack food merchandising company in Texas.
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     For further  information  about  Poore  Brothers  or this  release,  please contact Thomas W. Freeze,  Sr. Vice President and Chief  Financial  Officer,  at
(623) 932-6200, or logon to http://www.poorebrothers.com.

     Statements contained in this press release that are not historical facts are "forward looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, general risks related to the food products industry, and such other factors as are described in the Company's filings with the Securities and Exchange Commission.